Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Acadia Realty Trust for the registration of 250,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 10, 2005, with respect to the consolidated financial statements and schedules of Acadia Realty Trust, Acadia Realty Trust management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Acadia Realty Trust, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.


/s/ Ernst & Young, LLP

New York, New York
July 18, 2005